MAM Software Group Reports Closing of Rights Offering

Barnsley, England, October 19, 2010 /PRNewswire-First Call/ -- MAM Software Group, Inc. (OTC Bulletin Board: MAMS) (the “Company” or “MAM”), a leading provider of business automation, data and ecommerce solutions for the automotive aftermarket, announced it has successfully closed its $3.3 million rights offering.  Based on a preliminary report of the Company’s transfer agent, Corporate Stock Transfer, as of Friday, October 15, 2010, the $3.3 million rights offering was over-subscribed.

Commented Mike Jamieson, CEO of MAM: “We are pleased to have achieved our objective in the offering.  The participation of large and small shareholders alike represents an important validation of our long-term plan for the future of this company.”

The rights were issued to the holders of the Common Stock outstanding on the Record Date of September 7, 2010 and enabled holders to purchase .6 of a share for each share of Common Stock owned for $0.065 per share.

The Company filed a registration statement on Form S-1 with the Securities and Exchange Commission on June 11, 2010, that registers the Common Stock underlying the Rights, which registration statement was declared effective on September 14, 2010 and filed a prospectus to such registration statement on September 15, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of MAM Software Group, Inc. nor shall there be any sale of such securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About MAM Software Group, Inc.
MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit   http://www.mamsoftwaregroup.com/.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.